File No. 70-8867

                 SECURITIES AND EXCHANGE COMMISSION
                         450 FIFTH STREET, N.W.
                         WASHINGTON, D.C.  20549
               __________________________________________
                     POST-EFFECTIVE AMENDMENT NO. 3
                                   TO
                          FORM U-1 APPLICATION
                                  UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
              ____________________________________________

                              Cinergy Corp.
                         139 East Fourth Street
                         Cincinnati, Ohio  45202

                 (Name of company filing this statement
               and address of principal executive offices)

                              Cinergy Corp.

             (Name of top registered holding company parent)

                           William L. Sheafer
                      Vice President and Treasurer
                              Cinergy Corp.
                             (address above)

                 (Name and address of agent of service)

       Applicant requests that the Commission direct all notices, orders and communications in this matter to:

                            George Dwight II
                             Senior Counsel
                             Cinergy Corp.
                            (address above)
                              513-287-2643
                           513-287-3810 (fax)
                           gdwight@cinergy.com

     This document is being filed as Post Effective Amendment No. 3 to include the Exhibits to Post-Effective Amendment No. 2 which were not submitted as part of the filing. The following Exhibits should be included with the Post-Effective Amendment No. 2 filing:

       F-1    Preliminary opinion of counsel
       FS-1   Cinergy Pro Forma Consolidated Financial Statements, dated
              June 30, 1998
       FS-2   Cinergy Pro Forma Financial Statements, dated June 30, 1998
       FS-3   Cinergy Consolidated Financial Data Schedule
       FS-4   Cinergy Financial Data Schedule

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                                SIGNATURE

       Pursuant to the requirements of the Act, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:    September 22, 1998

                                        CINERGY CORP.
                                        By: /s/William L. Sheafer
                                            Vice President and Treasurer